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                                                                     EXHIBIT 5.1


                          [SNELL & WILMER LETTERHEAD]


                                 May 15, 1998


Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108

   Re:  Merger of E&S Merger Corp. and AccelGraphics, Inc.

Dear Gentlemen:

     We have acted as counsel for Evans & Sutherland Computer Corporation, a Utah corporation ("E&S"), in connection with Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") being filed by E&S on the date hereof with the Securities and Exchange Commission ("Commission") on May 15, 1998, under the Securities Act of 1933, as amended (the "Act"), of shares (the "Shares") of E&S's Common Stock, par value $0.20 per share, to be issued in connection with the merger of E&S Merger Corp., a wholly-owned Utah subsidiary of E&S, with and into AccelGraphics, Inc. We have examined the proceedings taken and am familiar with the proceedings proposed to be taken by E&S in connection with the sale and issuance of the Shares.

     As counsel for E&S and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including E&S's Articles of Incorporation, amended to date, E&S's Bylaws, as amended to date, and the minutes of meetings of E&S's Board of Directors and other corporate proceedings relating to the authorization and issuance of the E&S Shares.

     We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Further, we have assumed the due execution and delivery of certificates representing the E&S Shares.

     Based upon the foregoing, and relying solely thereon, we are of the opinion that the E&S Shares have been duly authorized and (i) the E&S Shares will be, when issued, delivered and paid for in the manner and upon the terms contemplated by the Registration Statement, legally and validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Sincerely,


                                                SNELL & WILMER L.L.P.

                                                /s/ Snell & Wilmer L.L.P.